UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
AFC ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT AND NOTICE OF

2009

ANNUAL SHAREHOLDERS MEETING

5555 Glenridge Connector, NE, Suite 300
Atlanta, Georgia 30342

April 22, 2009

To our Shareholders:

It is our pleasure to invite you to attend our 2009 Annual Meeting of Shareholders, which will be held on Tuesday, May 19, 2009, at the Hilton Garden Inn Atlanta Perimeter, 1501 Lake Hearn Drive, Atlanta, Georgia 30319. The 2009 Annual Meeting will start at 8:30 a.m., local time.

The ballot for the 2009 Annual Meeting, to which this proxy statement relates, includes a proposal for the election of seven directors nominated by our Board of Directors to serve on our Board of Directors until the 2010 Annual Meeting and a proposal to ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 27, 2009.

Please note that you will need to show that you are a shareholder of AFC Enterprises, Inc. to attend the 2009 Annual Meeting. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring that card with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification. You will be able to attend the meeting only if you have either an admission card or proof that you own AFC stock.

If you will need special assistance at the meeting because of a disability, please contact our Corporate Secretary, Harold M. Cohen, at (404) 459-4650.

Whether or not you plan to attend our annual meeting, you can make certain that your shares are represented at the meeting by promptly completing, signing and returning the enclosed proxy card or voting by Internet or telephone.

Thank you for your support.

Sincerely,

John M. Cranor, III
Chairman of the Board
AFC Enterprises, Inc.

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

Time:	8:30 a.m., local time, on Tuesday, May 19, 2009

Place:	Hilton Garden Inn Atlanta Perimeter, 1501 Lake Hearn Drive, Atlanta, Georgia 30319

Items of Business:	(1) To elect seven directors nominated by the Board of Directors to our Board of Directors;

(2) To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2009; and

(3) To transact other business properly coming before the meeting or any adjournment thereof.

Who Can Vote:	You can vote if you were a shareholder of record of our common stock, par value $.01 per share, on April 9, 2009.

Annual Report:	A copy of our 2008 Annual Report on Form 10-K is enclosed.

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about April 22, 2009.

By Order of the Board of Directors
Harold M. Cohen, Corporate Secretary

About the Meeting

What am I voting on?

You will be voting on the following:

•	To elect seven directors nominated by the Board of Directors to our Board of Directors;

•	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2009; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

No cumulative rights are authorized and dissenter’s rights are not applicable to the matters being voted upon.

Who is entitled to vote?

You may vote if you owned our common stock, par value $.01 per share, as of the close of business on April 9, 2009, the record date. Each share of common stock is entitled to one vote. As of April 9, 2009, we had 25,306,315 shares of common stock outstanding.

How do I vote if I do not plan to attend the meeting?

If you are a registered shareholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•	over the Internet at the web address shown on your proxy card (if you have access to the Internet, we encourage you to vote in this manner; Internet voting is available 24 hours a day and will be accessible until 2:00 a.m. Eastern time on May 19, 2009),

•	by telephone through the number shown on your proxy card (telephone voting is available 24 hours a day and will be accessible until 2:00 a.m. Eastern time on May 19, 2009),

•	by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope, or

•	by attending the annual meeting and voting in person.

If your shares are held in the name of your broker or another nominee, you may be able to grant a proxy to vote via the Internet or telephone. Please see the materials provided by your broker for additional details and voting options available to you.

Please follow the directions on your proxy card carefully.

Can I vote at the meeting?

You may vote your shares at the meeting if you attend in person and the shares are registered in your name. If your shares are held in the name of your broker or another nominee, you may not vote the shares at the meeting unless you obtain a signed proxy from the record holder. Even if you plan to attend the meeting, we encourage you to vote your shares by completing, signing and returning the enclosed proxy card or by Internet or telephone.

Can I change my vote after I return my proxy card or vote by Internet or telephone?

You may change your vote at any time before the polls close at the meeting. You may do this by (1) submitting a subsequent proxy, by using the Internet, or mail,
(2) providing written notice to Harold M. Cohen, Corporate Secretary, revoking your proxy, or
(3) voting in person at the meeting.

Attendance at the meeting will not by itself revoke a proxy.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain instructions will be voted “For” the election of the director nominees named on pages 5-6 of this proxy statement and “For” the ratification of the independent registered public accounting firm.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers, other nominees and/or our transfer agent. Please vote all of these shares. We recommend

About the Meeting

that you contact the record holder of your shares and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Investor Services, LLC, which may be reached at 800-962-4284, or by mail at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078.

Can I attend the meeting?

The annual meeting is open to all holders of AFC common stock. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring it with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification.

May shareholders ask questions at the meeting?

Yes. Representatives of AFC will answer shareholders’ questions of general interest at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting in person, if you properly return the enclosed proxy card or if you grant a proxy to vote via the Internet or telephone, if permitted to do so. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 9, 2009 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the seven nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the seven nominees.

The seven nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

Will my shares be voted if I do not sign and return my proxy card or vote by Internet or by telephone?

If you are a registered record holder of the Company’s shares and you do not vote by using the Internet, by telephone, or if you received a proxy card by mail, by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented

About the Meeting

for shareholder consideration at the annual meeting.

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors and the ratification of our independent registered public accounting firm are routine matters.

If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters.

Can my shares be voted on matters other than those described in this proxy statement?

Yes. We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Board of Directors Information

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has seven members, and all seven are up for election. Each director stands for election each year. Our Board of Directors has determined that the following six directors are independent within the meaning of applicable Nasdaq Global Market rules: Victor Arias, Jr., Carolyn Hogan Byrd, John M. Cranor, III, John F. Hoffner, R. William Ide, III and Kelvin J. Pennington. Cheryl A. Bachelder is currently our CEO and President therefore she is not independent within the meaning of applicable Nasdaq Global Market rules.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies voted in favor of the original nominee will be voted for a substitute director nominated by the Board of Directors.

How often did the Board meet in fiscal 2008?

In fiscal 2008, the Board of Directors met 11 times and acted by written consent 2 times. Each director attended at least 75% of the meetings of the Board and of the committees of which he or she was a member in fiscal 2008.

Does AFC have a policy with regard to Board members’ attendance at the annual shareholders meetings?

Our directors are encouraged, but not required, to attend the annual shareholders meeting. Six of our seven directors then serving on our Board attended the 2008 annual shareholders meeting.

Election of Directors and Director Biographies
(Item 1 on the proxy card)

Who are this year’s nominees?

The directors nominated by the Board of Directors that are standing for election this year to hold office until the 2010 annual meeting of shareholders and until their successors are elected are:

Victor Arias, Jr., age 52, has served as a director since May 2001. Since May 2007, Mr. Arias has been a senior client partner with Korn Ferry International, an executive search firm. From November 2004 until May 2007, Mr. Arias was a partner with Heidrick & Struggles, an executive search firm. From April 2002 until November 2004, Mr. Arias was an executive search consultant with Spencer Stuart. From 1996 until April 2002, Mr. Arias was Executive Vice President and Regional Marketing Director of DHR International, an executive search firm. From 1993 to 1996, Mr. Arias was Executive Vice President and National Marketing Director of Faison-Stone, a real estate development company. From 1984 to 1993, Mr. Arias was Vice President of La Salle Partners, a corporate real estate services company. He is a trustee emeritus of Stanford University.

Cheryl A. Bachelder, age 52, has served as a Director since November 2006. Since November 2007, Ms. Bachelder has served as our Chief Executive Officer and President. Ms. Bachelder currently serves as a member of the True Value Company Board of Directors. Ms. Bachelder served as the President and Chief Concept Officer of KFC Corporation from 2001 to 2003. From 1995 to 2000, Ms. Bachelder was Vice President, Marketing and Product Development for Domino’s Pizza, Inc.

Carolyn Hogan Byrd, age 60, has served as a director since May 2001. Ms. Byrd founded GlobalTech Financial, LLC, a financial services and consulting company headquartered in Atlanta, Georgia in May 2000 and currently serves as chairman and chief executive officer. From November 1997 to October 2000, Ms. Byrd served as president of The Coca-Cola Financial Corporation. From 1977 to 1997, Ms. Byrd served in a variety of domestic and international positions with The Coca-Cola Company. Ms. Byrd currently serves on the Board of Directors of Freddie Mac. Ms. Byrd previously served on the Board of Dirctors of the St. Paul Companies, Inc. and RARE Hospitality, Inc.

John M. Cranor, III, age 62, has served as a director since November 2006 and Chairman of our Board since November 2007. From 2003 until 2008, Mr. Cranor served as the President and Chief Executive Officer of the New College Foundation, affiliated with the New College of Florida in Sarasota. From 2000 to 2003, Mr. Cranor was a managing General Partner of Yearling Fund, LLC, an early stage investment fund. He currently continues to serve as a Limited Partner in the Yearling Fund. From 1996 to 1999, Mr. Cranor served as Chairman, President and Chief Executive Officer of Long John Silver’s Restaurants, Inc. From 1989 to 1994, Mr. Cranor was President and Chief Executive Officer of KFC Corporation.

John F. Hoffner, age 61, has served as a director since August 2006. From 2001 until his retirement in 2005, Mr. Hoffner served as Executive Vice President and Chief Financial Officer of Jack in the Box Inc. From 1998 to 2001, Mr. Hoffner served as Executive Vice President and Chief Financial Officer of Cost Plus, Inc. Mr. Hoffner serves on the Board of Directors of Saint Joseph’s East Georgia, a subsidiary of Saint Joseph’s Health System of Atlanta, a non-profit hospital organization, and previously served on the Board of Directors of the Krannert Management School at Purdue University, and the Boards of Directors of Junior Achievement of Los Angeles and San Diego.

R. William Ide, III, age 69, has served as a director since August 2001. Mr. Ide is a partner with McKenna Long & Aldridge, LLP, a national law firm. Mr. Ide is a former Secretary and General Counsel of Monsanto Corporation, former Counselor to the United States Olympic Committee and was president of the American

Election of Directors and Director Biographies
(Item 1 on the proxy card)

Bar Association. Mr. Ide currently serves on the Board of Directors of the Albermarle Company and on the Board of Directors of the East-West Institute. Mr. Ide is also the chairman of the Conference Board’s Governance Center Advisory Board. Mr. Ide also serves as a trustee of Clark Atlanta University.

Kelvin J. Pennington, age 50, has served as a director since May 1996. Since 1990, Mr. Pennington has served as President of Pennington Partners & Co., an investment management and financial consulting firm. From 1982 to 1990, Mr. Pennington served in a variety of management positions for Prudential Capital Corporation, including Vice President of Corporate Finance.

OUR BOARD OF DIRECTORS
RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF
THESE DIRECTORS

Board of Directors Committees

What are the committees of the Board?

Our Board of Directors has the following committees:

		Number of
		Meetings
Name of Committee	Primary Functions of the	in
and Members	Committee	Fiscal 2008

Executive:
John M. Cranor, III, Chair Cheryl A. Bachelder R. William Ide, III	• Exercises the authority of the full Board between Board meetings	0

Audit:
Carolyn Hogan Byrd, Chair R. William Ide, III Kelvin J. Pennington John F. Hoffner	• Selects independent auditors • Receives, accepts and reviews the report of independent auditors • Oversees internal systems of accounting controls and procedures • Reviews compliance with Sarbanes-Oxley 404 requirements	4

People Services (Compensation):
Victor Arias, Jr., Chair Kelvin J. Pennington John M. Cranor, III Carolyn Hogan Byrd	• Reviews and recommends compensation of directors and executive officers including our CEO • Makes grants of stock awards to officers and employees pursuant to stock plans • Administers stock and bonus plans	5

Corporate Governance and Nominating:
R. William Ide, III, Chair John F. Hoffner John M. Cranor, III Victor Arias, Jr.	• Reviews and monitors corporate governance principles and recommends best practices • Considers, reviews, evaluates and recommends director-nominees to the Board • Establishes minimum qualifications for director-nominees • Reviews director-nominees submitted by shareholders • Develops and facilitates continuing education program for directors • Makes recommendations for strategic plans, including potential mergers and acquisitions and financing alternatives	4

The charters that have been adopted for each of the Audit, People Services (Compensation) and Corporate Governance and Nominating Committees are available on the Investor Information page on our website at www.afce.com.

Our Board of Directors has determined that all members of the People Services (Compensation) Committee are independent within the meaning of applicable Nasdaq Global Market rules. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis.”

Audit Committee Report and
Audit Fees

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the committee are Carolyn Hogan Byrd (Chair), R. William Ide, III, Kelvin J. Pennington and John F. Hoffner. Our Board of Directors has determined that all of the Audit Committee members are independent within the meaning of the applicable rules of the Securities and Exchange Commission, or SEC, and Nasdaq Global Market.

Our Board of Directors has determined that Mr. Hoffner is an audit committee financial expert within the meaning of applicable SEC rules.

What document governs the activities of the Audit Committee?

The Audit Committee acts under a written charter adopted by our Board that sets forth the responsibilities and duties, as well as requirements for the committee’s composition and meetings. The Audit Committee charter is available on our website at www.afce.com.

What is the relationship between the Audit Committee, AFC’s management and the independent registered public accounting firm?

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. AFC’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, in addition to auditing the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of these processes. However, the Audit Committee is not professionally engaged in the practice of accounting or auditing and its members are not experts in the fields of accounting or auditing, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

What has the Audit Committee done with regard to our audited financial statements for fiscal 2008?

The Audit Committee has:

•	reviewed and discussed the audited financial statements with AFC’s management and internal auditors;

•	been provided with management’s representation to the Audit Committee that the AFC financial statements have been prepared in accordance with generally accepted accounting principles;

•	discussed with Grant Thornton LLP, independent registered public accounting firm for AFC, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU, Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	reviewed the Company’s system of internal controls with management and Grant Thornton LLP.

In addition, the Audit Committee has reviewed the Company’s compliance with Sarbanes-Oxley 404 requirements.

Has the Audit Committee considered the independence of AFC’s registered public accounting firm?

The Audit Committee has received from Grant Thornton LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and the applicable requirements of the SEC. The Audit Committee has discussed with Grant Thornton LLP that firm’s independence.

Audit Committee Report and
Audit Fees

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2008?

Based upon and in reliance on the representations of and discussions with management, internal auditors and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for AFC be included in AFC’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008 for filing with the SEC.

Has the Audit Committee reviewed the fees paid to the independent auditors?

The Audit Committee has reviewed, discussed and approved the fees paid to Grant Thornton LLP during fiscal 2008 and fiscal 2007 for audit and non-audit services, which are set forth in this proxy statement under “Fees Paid to Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services are compatible with the firm’s independence.

Is the Audit Committee required to pre-approve all services provided by the independent registered public accounting firm?

Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by the independent auditors and will not approve any services that are not permitted by SEC rules.

Who prepared this report?

This report has been furnished by the members of the Audit Committee:

Carolyn Hogan Byrd, Chair
R. William Ide, III
Kelvin J. Pennington
John F. Hoffner

AUDIT COMMITTEE INDEPENDENCE

Our Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the applicable SEC and Nasdaq Global Market rules.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

For 2008, Grant Thornton billed us aggregate fees and expenses of $576,662 for the integrated annual audit of our 2008 financial statements. For 2007, Grant Thornton billed us aggregate fees and expenses of $663,985 for the integrated annual audit of our 2007 financial statements.

Audit-Related Fees

None.

Tax Fees

None.

All Other Fees

Grant Thornton billed us $43,230 and $0 for non-audit related services in 2008 and 2007, respectively.

Pursuant to its charter, our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent registered public accounting firm and will not approve any services that are not permitted by SEC rules.

Corporate Governance and
Nominating Committee

R. William Ide, III is the chairman and John F. Hoffner, John M. Cranor, III, and Victor Arias, Jr. are members of our Corporate Governance and Nominating Committee. We have posted the Corporate Governance and Nominating Committee’s charter on our website at www.afce.com. Our Board of Directors has determined that all members of the Corporate Governance and Nominating Committee are independent according to the applicable Nasdaq Global Market rules.

The purpose of the Corporate Governance and Nominating Committee is (1) to identify individuals qualified to become members of our Board of Directors and to recommend to the Board of Directors nominees for election in connection with our annual meeting of shareholders, (2) to develop and recommend to the Board of Directors our Principles of Corporate Governance and to take a leadership role in shaping our corporate governance policies, (3) to make recommendations to the Board of Directors with respect to our strategic plans and (4) such other responsibilities and duties as may, from time to time, be delegated to the Committee by the Board of Directors.

One responsibility of the Corporate Governance and Nominating Committee is to establish criteria for evaluating persons to be nominated for election to our Board of Directors and its committees. Under the Corporate Governance and Nominating Committee Charter, these criteria include, at a minimum, the depth of a candidate’s experience and availability, the balance of his or her business interests and experience and the need for any required expertise on our Board of Directors or one of its committees. Furthermore, the Principles of Corporate Governance adopted by our Board of Directors provide that independent directors should be persons with broad training, knowledge and experience in business, finance, education, government or other professions or vocations who have earned distinction in their chosen fields, and those Principles of Corporate Governance also provide that the composition of our Board of Directors should reflect ethnic and gender diversity. The Corporate Governance and Nominating Committee considers all of these criteria in selecting nominees and in the future may establish additional minimum criteria for nominees.

The Corporate Governance and Nominating Committee has not adopted a specific policy regarding the consideration of shareholder director nominees, but its general policy is to welcome future nominees recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to AFC Enterprises, Inc., Attention: Corporate Secretary, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342. Submissions must include sufficient biographical information concerning the recommended individual, including age, five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and Board memberships (if any) for the Committee to consider as well as any other requirements under our bylaws. The Corporate Governance and Nominating Committee will evaluate all nominees in the same manner, whether or not the nominee was recommended by a shareholder.

The Corporate Governance and Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether our Board of Directors or its committees have specific unfulfilled needs. The Corporate Governance and Nominating Committee then considers nominees identified by the Committee, other directors, our executive officers and shareholders, and in some cases, the Committee has engaged a third party search firm to assist in identifying candidates. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board of Directors and its committees.

Corporate Governance and
Nominating Committee

The Corporate Governance and Nominating Committee then selects nominees to recommend to our Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees.

The Corporate Governance and Nominating Committee’s responsibilities also include:

•	Acting upon requests by our officers to serve on outside boards of directors;

•	Considering suggestions by our Chairman of the Board of Directors for directors to serve on Board committees, including the chair of each committee, and recommending to the Board of Directors the members and chair of all standing committees;

•	Recommending the duties that will be in the charter of any new standing committee of our Board of Directors;

•	Annually developing and overseeing an evaluation of our full Board of Directors and individual members of our Board of Directors by collecting comments and evaluations from each director and any other constituents the Committee deems relevant to such assessment;

•	Reviewing and monitoring the business risks to our strategies;

•	Assisting our Board of Directors with development of responsibilities of directors, including basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials;

•	Establishing and maintaining a director orientation program for new directors;

•	Developing, or making available, a continuing education program conducted for all directors;

•	Assisting our Board of Directors with its responsibilities for oversight of our Honor Code;

•	Reviewing our evaluation of compliance with our Honor Code;

•	Reviewing any conflicts of interest involving our officers or members of our Board of Directors;

•	Assisting our Board of Directors with oversight of our policies;

•	Periodically reviewing our report on significant litigation;

•	Reviewing the independence of each of our directors;

•	Reviewing the continued appropriateness of Board membership when one of our directors changes the position he or she held when elected or appointed to the Board; and

•	Making recommendations to our Board of Directors with respect to our strategic plans, including potential mergers, acquisitions and divestitures, as well as financing alternatives.

Stock Ownership

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of February 1, 2009 by:

•	each shareholder known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after February 1, 2009, and restricted stock units and restricted stock that vests within 60 days after February 1, 2009, are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is: c/o AFC Enterprises, Inc., 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

The percentages of common stock beneficially owned are based on 25,294,973 shares of common stock outstanding as of February 1, 2009.

	Shares
	Beneficially	Percentage
Name	Owned	of Class

Directors and Named Executive Officers:
Cheryl A. Bachelder	103,992	*
Ralph Bower	19,000	*
H. Melville Hope, III	63,130	*
Harold M. Cohen	29,684	*
Richard H. Lynch(1)	19,000	*
Victor Arias, Jr.(2)	39,934	*
Carolyn Hogan Byrd(3)	43,934	*
John M. Cranor, III(4)	11,182	*
John F. Hoffner(5)	10,228	*
R. William Ide, III(6)	44,934	*
Kelvin J. Pennington(7)	30,311	*

All directors and named executive officers as a group (11 persons)(8)	415,329	1.6%

Stock Ownership

	Shares
	Beneficially	Percentage
Name	Owned	of Class

Five Percent Shareholders:
Chilton Investment Company, LLC(9)	2,535,649	10.02%
Cardinal Capital Management(10)	1,895,620	7.49%
Morgan Stanley(11)	1,857,980	7.35%
Brenner West Capital Advisors(12)	1,510,513	5.97%

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes 11,500 shares issuable with respect to restricted stock and 7,500 shares of common stock issuable with respect to options that will vest within 60 days of February 1, 2009.

(2)	Includes 1,038 shares issuable with respect to restricted stock units that will vest within 60 days of February 1, 2009. Mr. Arias’ business address is Korn Ferry International, 2100 McKinney, Suite 1800, Dallas, Texas 75201.

(3)	Includes 1,038 shares issuable with respect to restricted stock units that will vest within 60 days of February 1, 2009. Ms. Byrd’s business address is GlobalTech Financial, LLC, 2839 Paces Ferry Road, Suite 810, Atlanta, Georgia 30339.

(4)	Includes 1,038 shares issuable with respect to restricted stock units that will vest within 60 days of February 1, 2009. Mr. Cranor’s business address is 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

(5)	Includes 1,038 shares issuable with respect to restricted stock units that will vest within 60 days of February 1, 2009. Mr. Hoffner’s business address is 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

(6)	Includes 1,038 shares issuable with respect to restricted stock units that will vest within 60 days of February 1, 2009. Mr. Ide’s business address is McKenna Long & Aldridge, LLP, 303 Peachtree Street NE, Suite 5300, Atlanta, Georgia 30308.

(7)	Includes 1,038 shares issuable with respect to restricted stock units that will vest within 60 days of February 1, 2009. Mr. Pennington’s business address is PENMAN Partners, 30 North LaSalle Street, Suite 1402, Chicago, Illinois 60602.

(8)	Shares owned by directors and executive officers as a group include 7,500 shares of common stock issuable with respect to options exercisable within 60 days of February 1, 2009, and 17,728 shares of restricted stock that will vest within 60 days of February 1, 2009.

(9)	Represents shares of common stock beneficially owned by Chilton Investment Company, LLC (“Chilton”). Chilton has sole voting power with respect to 2,535,649 shares, and sole dispositive power with respect to 2,535,649 shares. This information is included in reliance upon a Schedule 13G filed by Chilton with the SEC on February 13, 2009. The address of Chilton is 1266 East Main Street, 7th Floor, Stamford, CT 06902.

(10)	Represents shares of common stock beneficially owned by Cardinal Capital Management, LLC (“Cardinal”). Cardinal has sole voting power with respect to 1,183,760 shares, and sole dispositive power with respect to 1,895,620 shares. This information is included in reliance upon a Schedule 13G filed by Cardinal with the SEC on February 17, 2009. The address of Cardinal is One Greenwich Office Park, Greenwich, CT 06831.

(11)	Represents shares of common stock beneficially owned by Morgan Stanley (“MS”). MS is the parent company of and indirect beneficial owner of securities held by its business units. MS has sole voting power with respect to 1,813,049 shares, sole dispositive power with respect to 1,857,980 shares and shared voting power with respect to 531 shares. This information is included in reliance upon a joint Schedule 13G filed by MS and Morgan Stanley Investment Management Inc. with the SEC on February 17, 2009. The address of MS is 1585 Broadway, New York, New York 10036.

(12)	Represents shares of common stock beneficially owned by Brenner West Capital Advisors, LLC (“Brenner West”), which acts as investment manager for one or more private investment funds. Brenner West has shared voting power with respect to 1,510,513 shares and shared dispositive power with respect to 1,510,513 shares. This information is included in reliance upon a Schedule 13G filed by Brenner West with the SEC on February 17, 2009. The address of Brenner West is 110 East 42nd Street, Suite 1419, New York, NY 10017.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Philosophy.  The People Services (Compensation) Committee of the Board of Directors, which we refer to throughout this discussion as the “Compensation Committee,” determines the compensation of the executive officers identified in the Summary Compensation Table (whom we refer to as our “named executive officers”) and our other senior management executives. The compensation is comprised of a combination of base salary, annual incentive bonus, long-term equity incentives and benefits and perquisites designed to:

(1) attract and retain qualified management,

(2) be competitive with comparable employers, and

(3) align management’s incentives with the long-term interests of our shareholders.

For our named executive officers and other senior executives, our Compensation Committee designs our short and long-term incentive awards under a “pay-for-performance” philosophy that ties a significant portion of the amounts earned to our Company-wide performance — primarily earnings growth and stock appreciation.

Compensation Committee Process and Role of Executive Officers.  The Compensation Committee approves all compensation for executive officers, including our named executive officers. The Compensation Committee is solely responsible for the review of the performance and compensation of our chief executive officer or CEO.

During 2008, Cheryl A. Bachelder was our CEO and President. The material terms of the 2008 compensation for Ms. Bachelder was set by negotiations between our Compensation Committee and Ms. Bachelder at the time of her hiring in 2007.

For compensation of the remaining executive officers, the CEO and chief human resources officer make recommendations to the Compensation Committee with respect to the performance of the executives and the appropriate compensation amounts for each executive. In making these recommendations, the CEO and chief human resources officer consider peer group data as described below as well as budgetary constraints. The Compensation Committee considers these recommendations and generally, with adjustments that the Committee deems appropriate, approves the compensation. In addition, our CEO, our chief financial officer, the “CFO”, our Senior Vice President, General Counsel, the “General Counsel”, and our chief human resources officer, assist the Compensation Committee with the implementation and administration of our annual incentive bonus plan.

Targeted Compensation Levels and Competitive Data.  To assist in understanding market compensation levels, our Compensation Committee considers compensation data of other Quick Service Restaurant (“QSR”) companies. The data is compiled by management at the direction of the Compensation Committee with the assistance of management’s compensation consultant, which was James H. Reda & Associates, LLC (“Reda”) during 2008, using proxy statements for public restaurant companies and information provided by the Chain Restaurant Compensation Association, or “CRCA.” The data is also compiled by the Compensation Committee’s 2008 compensation consultant, Towers Perrin LLP (“Towers Perrin”) using similar sources.

•	The CRCA works in partnership with Hay Group Services to provide industry specific compensation information for the association’s members for a subscription fee. In 2008, 101 organizations were included in the 2008 CRCA survey, including 24 organizations in the QSR industry. The Compensation Committee does not have input into those companies participating in the CRCA survey.

In addition, in June 2008, Towers Perrin compiled information from the proxy statements of 13 publicly traded companies in the restaurant industry that are also highly franchised, many of which were also included in the CRCA survey, for comparative purposes. We are the most highly franchised company of this group, however all 13 companies have a significant number of franchised restaurants. The 13 companies are comprised of: Buffalo Wild Wings, Inc., Burger King Holdings, Inc., CKE Restaurants, Inc., Denny’s Corp., Domino’s Pizza, Inc., Famous Dave’s of America, IHOP Corp., McDonald’s Corporation, Panera Bread Company, Sonic Corporation, Triarc Companies Inc., Wendy’s International, Inc., and YUM! Brands, Inc. Our chief human resources officer and other members of management reviewed this information with Reda and Towers Perrin to prepare the data presented to the Compensation Committee. While these presentations focused on the CRCA data’s 24 organizations in the QSR industry and the 13 publicly traded organizations chosen by Towers Perrin, the information presented to the Compensation Committee was the result of a blended approach to extract data from these sources. The blended approach was utilized to take into account the various differences in the restaurant organizations included in the survey data which make it difficult to identify the restaurant organizations as a distinctive peer group. The differences include the size of the organizations, whether they are public or private entities, the percentage of an organization’s restaurants that are company-operated or franchised, the restaurant system’s operating complexities, the number of restaurants in each system, and restaurant revenues. Our Compensation Committee evaluated this data and other materials provided to them as part of their process in making decisions regarding compensation.

In 2004, the Compensation Committee separately engaged Hewitt and Associates as its compensation consultant. From 2005 — 2007, the Compensation Committee relied on certain information provided by management’s compensation consultant (Hewitt and Associates for 2005 and 2006 and Reda in 2007). In 2008, the Compensation Committee separately engaged Towers Perrin LLC as its compensation consultant.

During 2008, Reda participated in formulating management’s recommendations to the Compensation Committee for their consideration in making final compensation decisions. Reda consulted with management and the Compensation Committee on design recommendations, compensation trend and industry analyses, and attended some of the Compensation Committee meetings.

During 2008, Towers Perrin assisted the Compensation Committee in making final compensation decisions. Towers Perrin provided compensation plan design recommendations, prepared and analyzed the compensation information of the QSR companies listed above, provided compensation trend and industry analyses, attended some of the Compensation Committee meetings, and participated in discussions with members of the Compensation Committee.

Allocation among Components.  Under the compensation structure designed by the Compensation Committee, the mix of base salary, annual incentive bonus and long-term equity incentive awards varies depending upon seniority with a greater emphasis on incentive compensation for the most senior executives. The Compensation Committee believes that the compensation of our named executive officers and other senior officers — the levels of management having the greatest ability to influence our performance — should have a significant performance-based component, which historically has been achieved through bonuses tied to EBITDA (as defined below) and other corporate performance metrics described in further detail below. For officers other than the named executive officers, we take into consideration budgeting constraints, our performance and the performance of the individual compared to an internal peer group.

Base Salaries.  The base salary in 2008 for Ms. Bachelder, our current CEO, was set pursuant to her employment agreement, which was negotiated between the Compensation Committee and Ms. Bachelder. The Compensation Committee determines base salaries for the other named executive officers and members of senior management based on a combination of review of the survey data described above for officers with comparable qualifications, experience and responsibilities at restaurant organizations and review of the performance and merit of the specific individual officer. When appropriate, the Compensation Committee also will take into account our performance in setting and increasing base salaries.

In May 2007, the Compensation Committee approved base salary increases for the named executive officers then employed by the Company ranging from approximately 9% to approximately 22%. The Compensation Committee determined in May 2007 that the 2007 base salaries would remain in effect throughout 2008. In December 2008, management recommended to the Compensation Committee that the named executive officers and other members of senior management forego any merit raises for 2009. The Compensation Committee agreed with the recommendation and determined that 2008 base salaries would also remain in effect throughout 2009. The recommendation was made in recognition of the challenging economic climate and in consideration of budgetary constraints. The foregoing of raises by senior management allowed the Company to give non-management personnel a modest merit raise opportunity.

Annual Incentive Bonuses.  The Compensation Committee awards cash bonuses based upon satisfaction of company financial and/or business plan metrics. At the end of each fiscal year, our Compensation Committee adopts an annual bonus plan for the coming fiscal year, which we refer to as the “Bonus Plan.” The Compensation Committee sets all Bonus Plan metrics, goals and weights and determines the amount of target bonuses for our named executive officers and other participants. Members of our management, including the CEO, CFO, General Counsel, and our chief human resources officer assist the Compensation Committee with the implementation and administration of the Bonus Plan. The formula set by the Compensation Committee for determining bonuses under the 2008 Bonus Plan was:

Funding % × Annual Bonus Opportunity × Individual Plan Goals Achieved = Annual Bonus Payment

Funding.  The Bonus Plan is funded based on a metric of earnings before interest, taxes, deprecation and amortization, or EBITDA. The Compensation Committee selected this metric because it believes EBITDA growth influences the growth of our share value, and is therefore directly correlated with the interests of our shareholders. The Compensation Committee sets the target Company EBITDA measure so that it matches our internal budget as approved by the Board of Directors. We must achieve a minimum of 95% of the target Company EBITDA for any bonuses to be paid. Once the 95% threshold has been met, the Bonus Plan funding increases pursuant to an established scale. The following chart shows the performance / funding scale for the 2008 Bonus Plan:

Company EBITDA Target	Funding %	Increase

less than 95%	0%	—
95 - 100%	50 - 100%	Opportunity increases 10% for every 1% of performance up to 100%
101 - 110%	103 - 130%	Opportunity increases 3% for every 1% of performance beginning at 101%

Funding for bonuses under the Bonus Plan is determined on an annual basis for all executive officers.

Annual Bonus Opportunity.  The Compensation Committee sets a specific dollar target as the annual bonus opportunity for each participant, which is based on a percentage of the executive’s base salary. The Compensation Committee determines annual bonus opportunity for the named executive officers and members of senior management based on a combination of review of survey data described above for officers with comparable qualifications, experience and responsibilities at restaurant organizations and its review of the performance of the specific individual officer. These targets are set by the Compensation Committee on an annual basis. The 2008 annual bonus opportunity for Ms. Bachelder, Mr. Hope and Mr. Cohen, our named executive officers who were employees of the Company in 2007, did not change from the opportunity amount of 2007, and in 2008, the respective bonus opportunities of our named executive officers were as follows:

		Equivalent $
Name	Annual Bonus Opportunity	Target Value

Cheryl A. Bachelder	100% of Base Salary	$650,000
Ralph Bower	60% of Base Salary	$165,000
H. Melville Hope, III	55% of Base Salary	$159,500
Harold M. Cohen	55% of Base Salary	$154,000
Richard H. Lynch	60% of Base Salary	$180,000

Individual Bonus Plan Goals.  The Compensation Committee sets bonus plan goals which tie to key company performance metrics. The 2008 Bonus Plan included the following bonus plan goals weighted as follows for each of our named executive officers:

	System-Wide	System-Wide	System-Wide
Name	EBITDA	Openings	Comparable Sales

Cheryl A. Bachelder	60%	20%	20%
H. Melville Hope, III	60%	20%	20%
Harold M. Cohen	60%	20%	20%

	System-Wide	Domestic	Domestic
Name	EBITDA	Openings	Comparable Sales

Ralph Bower	60%	20%	20%

	System-Wide	Domestic
Name	EBITDA	Comparable Sales

Richard H. Lynch	60%	40%

In 2008, there was a prorated funding of the Bonus Plan for Ms. Bachelder and Messrs. Bower, Hope, Cohen and Lynch. The targeted annual system-wide EBITDA amount under the 2008 Bonus Plan was approximately $47,022,000. In reviewing the achievement of the target amount for bonus plan purposes, the Compensation Committee determined it appropriate to make adjustments to actual EBITDA to account for certain material Company income and expenses incurred during the year that were not originally contemplated, including, income from the settlement of litigation matters, and expenses for significant investments in national advertising, international development and operating resources, and system-wide implementation of new restaurant menu boards. After making these adjustments, the system-wide EBITDA element of the Bonus Plan was funded at 70% since we achieved adjusted EBITDA of approximately $45,595,000 or 97% of the target amount. We also achieved our targeted system-wide and domestic openings of restaurants, therefore those elements of the Bonus Plan were funded at 100% of the target amount. However, we did not achieve the Company’s targeted system-wide or domestic comparable sales goals, and no funding was made with respect to this element. Accordingly, Ms. Bachelder and Messrs. Bower, Hope, Cohen and Lynch were paid a prorated share of their annual bonus opportunity as set forth in the Summary Compensation Table.

In 2009, our Compensation Committee has put in place a similar Bonus Plan as was used in 2008.

Cash Bonuses and Equity Incentive Awards.  From time to time, our Compensation Committee will consider the grant of cash bonuses or other equity incentive awards in order to attract and retain executive officers. In 2008, Mr. Bower received a one-time signing bonus pursuant to the terms of his employment arrangement in the amount of $50,000 in connection with his being named Chief Operations Officer- Popeyes. In 2008, Mr. Lynch received a one-time signing bonus pursuant to the terms of his employment agreement in the amount of $25,000 in connection with his being named Chief Marketing Officer, the “CMO”. In 2007, Ms. Bachelder received a one-time signing bonus pursuant to the terms of her employment agreement in the amount of $100,000 in connection with her being named CEO. In addition, in 2008 Mr. Bower and Mr. Lynch received grants of restricted stock and non-qualified stock options described below in connection with their employment.

In 2008, Mr. Hope and Mr. Cohen received cash bonuses in the amount of $25,000, respectively, in recognition of their service to the Company during the period of transition after the 2007 resignation of the Company’s former CEO, Kenneth Keymer, the appointment of an interim CEO, Frederick Beilstein, and the November 2007 hiring of the Company’s current CEO, Ms. Bachelder.

The Compensation Committee believes that signing bonuses, equity and non-equity awards help the Company attract and retain quality management talent.

Long-Term Equity Incentive Awards.  Historically, the primary form of equity compensation that we awarded consisted of non-qualified stock options. The Compensation Committee selected this form of equity compensation because of the favorable accounting and tax treatments and the near universal award of stock options to executives in our industry. Beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), making the accounting treatment of stock options less attractive. As a result, the Compensation Committee assessed the desirability of granting shares of restricted stock to employees, particularly to members of senior management, and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution to our shareholders.

Our Compensation Committee’s practice is to determine the appropriate dollar amount of equity compensation and to then grant a number of stock options and/or shares of restricted stock that have a grant date fair market value equal to that amount. The Compensation Committee determines equity compensation for the named executive officers and members of senior management based on a combination of review of the survey data described above for officers with comparable qualifications, experience and responsibilities at other restaurant organizations and review of the performance of the specific individual officer. In making its decision, our Compensation Committee considers equity awards made on a historical basis and management’s recommendations with respect to our current needs (e.g., whether we need to increase equity compensation to retain employees or to encourage particular performance). The Compensation Committee also considers a targeted total compensation amount. After setting base salary and target bonus, the Compensation Committee determines the appropriate value of equity compensation as a method of achieving this total compensation amount.

In 2007, with respect to Mr. Hope and Mr. Cohen, our Compensation Committee determined to award 3,000 shares of restricted stock, respectively, with 50% of the vesting based on time (one year) and 50% of the vesting based on company performance. In 2008, with respect to Mr. Hope and Mr. Cohen, our Compensation Committee determined to award 11,500 shares of time based restricted stock, respectively, with a one year vesting schedule. The recipient must remain employed by us through the vesting date for the restricted stock to vest.

In connection with her employment in November 2007, the Compensation Committee granted Ms. Bachelder:

•	30,000 shares of restricted stock that vested on the first anniversary of her employment;

•	200,000 non-qualified stock options that vest in equal amounts each year for four years; and

•	200,000 non-qualified stock options that vest in equal amounts each year for four years but are only exercisable upon the achievement of specified stock price targets for our common stock which were designed to measure our performance over the vesting period.

The grants made to Ms. Bachelder in November 2007 were intended to cover her equity compensation for 2007 and 2008. Accordingly, Ms. Bachelder received no equity grants in 2008.

In connection with his employment in February 2008, the Compensation Committee granted Mr. Bower:

•	11,500 shares of restricted stock that vested on the first anniversary of the grant date;

•	30,000 non-qualified stock options that vest in equal amounts each year for four years; and

•	25,000 non-qualified stock options that vest in equal amounts each year for four years with each year’s vesting contingent upon the achievement of certain operational goals for each applicable year.

In connection with his employment in March 2008, the Compensation Committee granted Mr. Lynch:

•	11,500 shares of restricted stock that vested on the first anniversary of the grant date;

•	30,000 non-qualified stock options that vest in equal amounts each year for four years; and

•	20,000 non-qualified stock options that vest in equal amounts each year for four years with each year’s vesting contingent upon the achievement of certain operational goals for each applicable year.

While the Compensation Committee’s current compensation philosophy involves granting equity incentive awards in the form of restricted stock grants and stock options, our 2006 Incentive Stock Plan, which was approved by our shareholders, also permits the Compensation Committee to grant stock appreciation rights and to make stock grants and stock unit grants. In light of the uncertain general economic conditions in 2009, and budgetary constraints, the Compensation Committee has not decided whether it will make equity grants in 2009. The Compensation Committee will consider grants in 2009 depending upon a number of factors that it deems appropriate.

Equity Compensation Grant Practices.  Prior to 2006, our Compensation Committee granted stock options and restricted stock to executives. Stock options were awarded at the price of our stock on the grant date. The Compensation Committee has never granted options with an exercise price that was less than the price of our common stock on the grant date nor did it grant options priced on a date other than the grant date. In 2006, our Compensation Committee issued restricted stock awards exclusively. In 2007, our Compensation Committee granted restricted stock to Mr. Hope and Mr. Cohen and additionally granted restricted stock and stock options to Ms. Bachelder as part of her hiring. In 2008, our Compensation Committee granted restricted stock to Mr. Hope and Mr. Cohen, and granted restricted stock and stock options to Mr. Bower and Mr. Lynch as part of their hiring. With the exception of grants made upon significant promotions and to new hires, we generally make these awards in the first quarter of our fiscal year. Other than with respect to new hires, restricted stock grants were made on January 29, 2007 and August 13, 2008. Upon their hiring, grants of restricted stock and stock options were made to Ms. Bachelder in November 2007, Mr. Bower in February 2008 and Mr. Lynch in March 2008. The awards are made as early as practicable in the year in order to maximize the time-period for the incentives associated with the awards.

Retirement Plans.  Until December 31, 2001, we maintained a traditional defined benefit pension plan. Since that time, no new participants were added to the plan and the benefits under that plan for existing participants were frozen. No material obligations remain under this plan. We maintain a 401(k) plan pursuant to which we may match a percentage of an employee’s contribution. When we calculate targeted overall compensation for our senior management, we factor in the benefits expected to be received under the 401(k) plan. There are currently no operating pension plans and no deferred compensation arrangements.

Perquisites and Other Benefits.  We pay membership dues for some of our executives to use a dining club in our corporate office complex for business guests. Our CEO, CFO, General Counsel and CMO were eligible to be reimbursed for an annual comprehensive medical examination otherwise not paid for by medical insurance. Our CEO, CFO, general counsel and CMO received the benefit of a Company paid life insurance policy having death benefits of five times the executive’s base salary.

Members of senior management also participate in our other benefit plans on the same terms as other employees. These plans include medical, dental and life insurance. Relocation benefits also are reimbursed, but are individually negotiated when they occur. In 2008, we paid $128,175 for relocation expense reimbursement to Ms. Bachelder, $114,287 to Mr. Bower and $92,126 to Mr. Lynch.

Accounting Considerations.  Our Compensation Committee and management take into consideration the accounting effect of the forms of compensation that the Compensation Committee determines to award. Beginning December 26, 2005, we began accounting for stock-based payments in accordance with the requirements of SFAS 123(R). As discussed above under “Equity Compensation Grant Practices,” we moved primarily to grants of restricted stock rather than grants of stock options in part based on our review of the accounting effect of SFAS 123(R).

Tax Considerations.  The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code which limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee. The $1 million limitation generally does not apply to compensation based on performance goals if certain requirements are met. The Compensation Committee, as much as possible, uses and intends to use performance-based compensation to minimize the effect of these tax deduction limits. However, we believe that we must attract, retain and reward the executive talent necessary to maximize shareholder value and that the loss of a tax deduction may be necessary and appropriate in some circumstances.

Employment Agreements.  We currently have employment agreements with the following named executive officers:

		2007	2008	2009
Executive	Title	Base Salary	Base Salary	Base Salary

Cheryl A. Bachelder	Chief Executive Officer and President	$650,000	$650,000	$650,000
Ralph Bower	Chief Operating Officer — US	—	$275,000	$275,000
H. Melville Hope, III	Chief Financial Officer	$290,000	$290,000	$290,000
Harold M. Cohen	Senior Vice President — Legal Affairs, General Counsel and Secretary	$280,000	$280,000	$280,000
Richard H. Lynch	Chief Marketing Officer	—	$300,000	$300,000

These employment agreements currently provide for annual base salaries as described above, subject to annual adjustment by the Compensation Committee, an annual incentive bonus, fringe benefits, participation in Company-sponsored benefit plans and such other compensation as may be approved by the Board of Directors. Generally, our employment agreements have a term of one year, unless earlier terminated or otherwise renewed pursuant to the terms thereof and are automatically extended for successive one-year periods following the expiration of each term unless notice is given by the Company or the executive not to renew. Severance benefits, change in control provisions and other perquisites available under these employment agreements are described under the headings

“Employment Agreements” and “Potential Payments Upon Termination or Change in Control” in this Compensation Disclosure and Analysis.

Change in Control.  The Compensation Committee believes that it is important to protect our named executive officers in the event of a change in control and a subsequent termination of their employment without cause or a material diminution of or change in responsibilities, duties or title, or a material reduction or change in pay and benefits. Further, it is our belief that the interests of our executives should be aligned with those of our shareholders. The Compensation Committee believes that providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to accept or maintain employment with us, or to pursue potential change in control transactions that may be in the best interests of shareholders. Our employment agreements provide for a “double trigger” for change in control — meaning that change in control benefits will only be paid (1) if there is a change in control (as defined in the employment agreement) and (2) within one year of the change in control, the employee’s employment is terminated without cause, or there is a material diminution of or change in the employee’s responsibilities, duties or title, or there is a material reduction or change in pay and benefits that is not part of a reduction in pay and benefits that applies to all of our executive officers. In the event that both triggers are satisfied, the employee may terminate his or her employment and receive the same severance he or she would have received upon a termination without cause. The cash component of change in control benefits are paid lump-sum and are the same as the severance benefits described above with respect to a termination without “cause.”

2008 SUMMARY COMPENSATION TABLE

The following table includes information concerning 2006, 2007 and 2008 compensation for the CEO, the CFO and the three other executive officers with the highest total compensation calculated in accordance with SEC rules and regulations (the “named executive officers”).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Function	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	Total ($)

Cheryl A. Bachelder	2008	650,000	0	342,607	1,107,452	364,000	152,977	2,617,036
Chief Executive Officer(5)	2007	105,000	100,000	67,521	179,025	100,000	19,524	571,070
Ralph Bower	2008	250,673	50,000	97,451	86,372	85,292	147,370	717,158
Chief Operations Officer
H. Melville Hope, III	2008	290,000	25,000	43,784	13,227	89,320	21,786	483,117
Chief Financial Officer	2007	277,885	0	68,605	79,087	0	26,314	451,891
	2006	259,904	0	149,860	80,608	95,370	33,077	618,819
Harold M. Cohen	2008	280,000	25,000	42,989	13,227	86,240	21,693	469,149
General Counsel	2007	259,808	0	59,437	79,087	0	25,233	423,565
	2006	224,231	0	119,138	87,805	74,800	33,268	539,242
Richard H. Lynch	2008	248,077	25,000	71,839	59,589	63,969	102,214	570,688
Chief Marketing Officer

(1)	Amounts in this column reflect cash awards other than incentive bonuses and are discussed in further detail under the heading “Cash Bonuses and Equity Incentive Awards” in the “Compensation Disclosure and Analysis” section above.

(2)	Amounts in these columns are calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. See Note 2 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 28, 2008 regarding assumptions underlying valuation of equity awards. The grant date fair value of the awards can be found in the Grants of Plan-Based Awards in 2008 table below. An overview of the features of our restricted stock and stock option awards can be found in the “Compensation Discussion and Analysis” section above.

The actual amount ultimately realized by our named executive officers, if any, from a grant of restricted stock will vary from the recognized compensation expense of the grant for financial reporting purposes. The ultimate value of the awards will be determined by the price of our common stock on the vesting date. Due to the decline in the market price of our common stock, if the restricted stock awards for which expense is shown in the Stock Awards column above were valued in accordance with our closing stock price on December 28, 2008 ($4.37 per share) rather than the SFAS No. 123R expense determined on the date of grant, their valuations would differ. These differences are reflected in the table below for each named executive officer with respect to the value that would be realized as of December 28, 2008.

	Aggregate
	SFAS No. 123R	Market Value of
	Expense	Stock Award
	2006-2008	Grants as of
	Stock Award	December 28,
	Grants(a)	2008(b)

Cheryl A. Bachelder	$410,128	$148,545
Ralph Bower	$97,451	$50,255
H. Melville Hope, III	$262,249	$109,250
Harold M. Cohen	$221,564	$104,880
Richard H. Lynch	$71,839	$50,255

Total	$1,063,231	$463,185

(a)	Reflects the total SFAS No. 123R expense incurred over the vesting period of the stock awards in 2006-2008.

(b)	Based on the closing price of the Company’s common stock on December 28, 2008, of $4.37. The actual amount ultimately realized by our named executive officers, if any, from stock option awards will vary from the recognized compensation expense of the awards for financial reporting purposes. The ultimate value of the stock option awards, if any, will vary from the recognized compensation expense of the awards for financial reporting purposes shown in the Option Awards column above. Due to the decline in the market price of our common stock, if the valuation for expense for the stock options for which expense is shown in the Option Awards column was based on the current intrinsic value of the award (calculated as the difference between the closing price of our common stock on December 28, 2008 ($4.37 per share) and the stock option exercise price) rather than the SFAS No. 123R expense reflected in the Summary Compensation Table, all of the stock options would be “out of the money” and have no intrinsic value. These amounts are reflected in the table below for each named executive officer.

		Total Options		Option	Intrinsic Value of
	Grant	Granted on		Exercise	Option Grants as of
	Date	Grant Date		Price	December 28, 2008

Cheryl A. Bachelder	11/01/2007	200,000	(a)	$12.81	$0
	11/01/2007	200,000	(a)	$12.81	$0
Ralph Bower	02/01/2008	30,000	(b)	$9.37	$0
	02/01/2008	25,000	(b)	$9.37	$0
H. Melville Hope, III	02/06/2004	28,868	(c)	$10.65	$0
	04/01/2004	19,245	(c)	$11.95	$0
Harold M. Cohen	02/06/2004	11,651	(d)	$10.65	$0
	04/01/2004	14,434	(d)	$11.95	$0
Richard H. Lynch	03/01/2008	30,000	(e)	$7.55	$0
	03/01/2008	20,000	(e)	$7.55	$0

(a)	The grant of 200,000 time based stock options vest in equal amounts each year for four years. The grant of 200,000 performance stock options vest in equal amounts each year for four years but are only exercisable if at any time between the grant date and the fifth anniversary of the grant date our common stock maintains an average price of at least $20.00 per share for twenty consecutive trading days.

(b)	The grant of 30,000 time based stock options vest in equal amounts each year for four years. The grant of 25,000 performance stock options vest in equal amounts each year for four years with each year’s vesting contingent upon the achievement of certain operational goals for each applicable year.

(c)	The two grants of time based stock options vested in equal amounts each year for four years.

(d)	The two grants of time based stock options vested in equal amounts each year for four years.

(e)	The grant of 30,000 time based stock options vest in equal amounts each year for four years. The grant of 20,000 performance stock options vest in equal amounts each year for four years with each year’s vesting contingent upon the achievement of certain operational goals for each applicable year.

(3)	The amounts in this column reflect the cash awards to the named individuals under the 2008 Bonus Plan which is discussed in further detail under the heading “Annual Incentive Bonuses” in the “Compensation Disclosure and Analysis” section above, and the 2007 Bonus Plan and the 2006 Bonus Plan which are discussed in further detail under the heading “Annual Incentive Bonuses” in the Compensation Discussion and Analysis in the 2008 Proxy Statement and 2007 Proxy Statement, respectively.

(4)	The amounts shown in this column for 2008 reflect the following components:

•	With respect to Ms. Bachelder, the amount of $1,020, with respect to Mr. Bower, the amount of $255 and with respect to Mr. Cohen, the amount of $1,020 for dues to use a dining club in the Company’s office building complex to entertain business guests.

•	With respect to Ms. Bachelder, Mr. Hope and Mr. Cohen, the amounts of $2,360, $3,243, and $1,841, respectively, for the cost of an annual physical examination.

•	With respect to Ms. Bachelder, Mr. Hope, Mr. Cohen and Mr. Lynch, the amounts of $10,514, $1,888, $1,377 and $2,916, respectively, for a Company paid life insurance policy having death benefits of five time the executive’s base salary.

•	With respect to Messrs. Bower, Hope and Cohen, the amounts of $5,750, $4,600 and $5,750, respectively, each for the Company’s matching contributions to each individual’s account in the Company’s 401(K) plan.

•	With respect to Ms. Bachelder, and Messrs. Bower, Hope, Cohen and Lynch, the amounts of $10,701, $7,528, $11,745, $11,570 and $7,017, respectively, for the amounts of the Company’s contributory share of the costs of each individual’s participation in the Company’s general benefit plans, including medical, dental, life and disability insurance plans.

•	With respect to Ms. Bachelder and Messrs. Bower, Hope, Cohen and Lynch, the amounts of $207, $112, $135, $135 and $155 respectively, for the PS-58 costs to the Company for each individual’s participation in the Company’s group term life insurance policy.

•	With respect to Ms. Bachelder, the amount of $110,192 for relocation expense reimbursement and $17,983 for travel reimbursement.

•	With respect to Mr. Bower, the amount of $114,287 for relocation expense reimbursement.

•	With respect to Mr. Lynch, the amount of $92,126 for relocation expense reimbursement.

•	With respect to Mr. Bower, the amount of $19,438 for tuition reimbursement of an executive MBA program.

•	With respect to Mr. Hope, the amount of $175 for a five year service award payment.

(5)	Ms. Bachelder’s 2008 compensation reflected in this Summary Compensation Table includes compensation paid to Ms. Bachelder in her capacity as CEO and President as well as the FAS 123R value of $18,157 relating to restricted stock units granted to her in prior years as a member of the Board of Directors for which expenses were recognized in 2008. Prior to her employment as CEO and President, Ms. Bachelder received compensation as a member of the Board of Directors. The compensation paid to Ms. Bachelder as a director can be found in the “Director Compensation for 2007” section in the Compensation Discussion and Analysis in the Company’s 2008 Proxy Statement. After her employment as CEO and President, Ms. Bachelder continued as a director but is not compensated for her service as a director.

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table sets forth certain information regarding potential payouts under the 2008 Bonus Plan and certain information regarding restricted stock awards and stock options granted during the fiscal year ended December 28, 2008 to each of our named executive officers.

						All Other
					Estimated	Stock
					Future Payouts	Awards:	All Other
					Under	Number of	Option Awards:	Exercise or	Grant Date
	Estimated Future Payouts Under				Equity Incentive	Shares of	Number of	Base Price	Fair Value
	Non-Equity Incentive Plan Awards(1)				Plan Awards(2)	Stock or	Securities	of Option	of Stock and
	Grant	Threshold	Target	Maximum	Target	Units	Underlying Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)(3)	(#)(4)	($/share)	Awards($)(5)

Cheryl A. Bachelder		325,000	650,000	845,000
Ralph Bower		82,500	165,000	214,500
	2/1/08					11,500			107,755
	2/1/08				25,000			$9.37	106,418
	2/1/08						30,000	$9.37	127,701
H. Melville Hope, III		79,750	159,500	207,350
	8/13/08					11,500			103,155
Harold M. Cohen		77,000	154,000	200,200
	8/13/08					11,500			103,155
Richard H. Lynch		90,000	180,000	234,000
	3/1/08					11,500			86,825
	3/1/08				20,000			$7.55	68,312
	3/1/08						30,000	$7.55	102,468

(1)	The amounts shown in the “Threshold” column reflect the minimum payment level under the 2008 Bonus Plan which is 50% of the “Target” amount shown, which amounts would be payable if the 2008 Bonus Plan funding requirements were satisfied. The amount shown in the “Maximum” column is 130% of the “Target” amount. Actual amounts earned by our named executive officers are reported in the Non-Equity Incentive Plan Compensation column in the 2008 Summary Compensation Table.

(2)	The amount shown in the “Target” column reflects the amount that would be payable if the performance criteria relating to the non-qualified stock options are met. The performance criteria necessary for vesting of these stock options were not achieved in 2008 and the stock options were forfeited.

(3)	Reflects the number of shares of restricted stock granted pursuant to the 2006 Stock Incentive Plan. The restricted stock vests one year after its grant date.

(4)	This column shows the number of stock options granted under the 2006 Stock Incentive Plan.

(5)	This column shows the full grant date fair value of restricted stock and stock options under FAS 123R granted to each of the named executive officers in 2008. The grant date fair values are calculated using the Nasdaq Global Market closing price of AFC stock on the date of grant of $9.37 for restricted stock with respect to Mr. Bower, $8.97 for restricted stock with respect to Messrs. Hope and Cohen, and $7.55 for Mr. Lynch, and a Monte Carlo simulation embedded in a lattice model for stock options with service and market conditions. There can be no assurance that the grant date fair value of the restricted stock and option awards will ever be realized.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table includes information regarding the value of all unexercised options and restricted stock awards held by the named executive officers as of December 28, 2008.

	Option Awards								Stock Awards
					Equity
					Incentive Plan
					Awards:						Market
					Number of				Number of		Value of
	Number of		Number of		Securities				Shares or		Shares or
	Securities		Securities		Underlying				Units of		Units of
	Underlying		Underlying		Unexercised		Option		Stock That		Stock That
	Unexercised		Unexercised		Unearned		Exercise	Option	Have Not		Have Not
	Options		Options		Options		Price	Expiration	Vested		Vested(11)
Name	(#) Exercisable		(#) Unexercisable		(#)		($)	Date	(#)		($)

Cheryl A. Bachelder	50,000	(1)	150,000	(1)	200,000	(2)	12.81	11/1/17
Ralph Bower			30,000	(3)	25,000	(4)	9.37	2/1/18	11,500	(5)	50,255
H. Melville Hope, III	28,868						10.65	2/6/11
	19,245						11.95	4/1/11
									11,500	(6)	50,255
Harold M. Cohen	11,651						10.65	2/6/11
	14,434						11.95	4/1/11
									11,500	(7)	50,255
Richard H. Lynch			30,000	(8)	20,000	(9)	7.55	3/1/18	11,500	(10)	50,255

(1)	The stock options under this grant vested in the amount of 50,000 on November 1, 2008. The remaining stock options under this grant vest in the amount of 50,000 on November 1, 2009, 50,000 on November 1, 2010, and 50,000 on November 1, 2011.

(2)	The performance stock options under this grant vested in the amount of 50,000 on November 1, 2008. The remaining stock options under this grant vest in the amount of 50,000 on November 1, 2009, 50,000 on November 1, 2010 and 50,000 on November 1, 2011. The stock options under this grant are only exercisable in the event certain Company performance measure conditions are met during the five year period after the original grant date.

(3)	The stock options under this grant vested in the amount of 7,500 on February 1, 2009, and the remaining options under this grant vest in the amount of 7,500 on February 1, 2010, 7,500 on February 1, 2011, and 7,500 on February 1, 2012.

(4)	The performance stock options under this grant were forfeited in the amount of 6,250 on February 1, 2009 due to failure to meet performance measure conditions. The remaining options under this grant vest in the amount of 6,250 on February 1, 2010, 6,250 on February 1, 2011, and 6,250 on February 1, 2012, subject to achievement of performance measure conditions.

(5)	Restricted stock shares vested in the amount of 11,500 on February 1, 2009.

(6)	Restricted stock shares vest in the amount of 11,500 on August 13, 2009.

(7)	Restricted stock shares vest in the amount of 11,500 on August 13, 2009.

(8)	The stock options under this grant vested in the amount of 7,500 on March 1, 2009, and the remaining stock options under this grant vest in the amount of 7,500 on March 1, 2010, 7,500 on March 1, 2011 and 7,500 on March 1, 2012.

(9)	The performance stock options under this grant were forfeited in the amount of 5,000 on March 1, 2009 due to failure to meet performance measure conditions. The remaining options under this grant vest in the amount of 5,000 on March 1, 2010, 5,000 on March 1, 2011 and 5,000 on March 1, 2012, subject to achievement of performance measure conditions.

(10)	Restricted stock shares vested in the amount of 11,500 on March 1, 2009.

(11)	The figures in this column were calculated using the closing price of our stock on the last business day of the fiscal year in the amount of $4.37 multiplied by the number of restricted stock shares that were not vested on December 28, 2008.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table includes information regarding exercises of stock options and restricted stock that vested during 2008 for the named executive officers.

	Stock Awards				Option Awards
	Number of				Number of	Value
	Shares				Shares	Realized
	Acquired				Acquired	on
	on Vesting		Value Realized		on Exercise	Exercise
Name	(#)		on Vesting ($)		(#)	($)

Cheryl A. Bachelder	30,000	(1)	145,800	(2)	—	—
Ralph Bower	—		—		—	—
H. Melville Hope, III	5,500	(3)	49,665	(4)	—	—
Harold M. Cohen	5,167	(3)	46,658	(4)	—	—
Richard H. Lynch	—		—		—	—

(1)	Restricted stock vested on November 1, 2008.

(2)	The closing market price of our common stock on November 1, 2008, the date of vesting of the restricted stock, was $4.86 per share. The closing market price is used to determine market value under these grants made pursuant to our 2006 Stock Incentive Plan.

(3)	Restricted stock vested on January 26, 2008.

(4)	The closing market price of our common stock on January 26, 2008, the date of vesting of the restricted stock, was $9.03 per share. The closing market price is used to determine market value under these grants made pursuant to our 2006 Stock Incentive Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Compensation Committee believes that companies should provide reasonable severance benefits to employees, and that it is necessary to provide these benefits in order to retain our management. With respect to senior management, these severance benefits are intended to reflect the fact that it may be difficult for employees at the senior level to find comparable employment within a short period of time.

As of the end of our fiscal year 2008, we had employment agreements with our CEO, CFO, General Counsel and CMO that provide for defined severance benefits upon the occurrence of certain employment termination events (including death, disability, termination without cause and termination as a result of a change of control which is discussed further below). Where the termination is without “cause,” these employment agreements provide for benefits equal to (a) two years of base salary and targeted bonus and a pro rata portion of the target bonus in the year of termination in the cases of our chief executive officer and general counsel and (b) one year of base salary and targeted bonus in the case of our chief financial officer and chief marketing officer. These employment agreements also provide that we accelerate unvested rights under any equity grants. The benefits described above are conditioned upon the delivery of a general release in favor of us. In addition, these employment agreements provide that the terminated employee is entitled to receive any benefits that the employee otherwise would have been entitled to receive under our 401(k) plan.

Where the termination is for “cause” or voluntary on the part of any member of senior management, our employment agreements do not provide for severance benefits and there is no acceleration of any unvested rights under any equity grants. We consider early retirement a voluntary termination for these purposes and our employment agreements do not provide for severance benefits and there is no acceleration of any unvested rights under any equity grants in this event.

Pursuant to the terms of his employment arrangement with the Company during 2008, Mr. Bower would be provided one year of base salary and targeted bonus in the event of termination without “cause” or in the event that his job is eliminated, together with outplacement services for a period of six months. The Company entered into an employment agreement with Mr. Bower in 2009. Mr. Bower’s agreement contains substantially the same severance benefits as described above with respect to the employment agreement of our CFO and CMO, including benefits equal to one year of base salary and targeted bonus upon the occurrence of certain employment termination events.

For our executives, “cause” will be deemed to exist where the individual commits fraud or is convicted of a crime involving moral turpitude, has been guilty of gross neglect or gross misconduct resulting in harm to us, failed to materially comply with our policies or shall have refused to follow or comply with our policies or the duly promulgated directives of the Board of Directors, breached a covenant not to disclose proprietary or confidential information, non-disparagement, or non-solicitation, or otherwise materially breaches the terms of employment with us.

For purposes of these benefits, a change in control is deemed to occur, in general, if there is dissolution or liquidation of the Company, or reorganization, merger or consolidation which results in new owners of over 50% of our outstanding shares, or a disposition of all or substantially all of our assets.

The following tables reflect the amounts that would be payable to each of the named executive officers, in the event of a change in control and certain subsequent termination events triggering payments, involuntary not-for-cause termination, and in the event of death or disability. The amounts shown assume that such termination, death or disability was effective as of December 28, 2008. The closing stock price on December 28, 2008 was $4.37.

CHERYL A. BACHELDER

		Termination
	Change in	Without
	Control	Cause	Death(5)	Disability(5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)	1,300,000	1,300,000	—	—
Short Term Incentives(2)	1,300,000	1,300,000	650,000	650,000
Stock Options
Unvested and accelerated(3)	0	0	—	—
Stock Awards
Unvested and accelerated(3)	—	—	—	—
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

Total:	2,600,000	2,604,500	650,000	650,000

(1)	For purposes of this table, we assumed Ms. Bachelder’s compensation is as follows on the date of termination or change in control: base salary equal to $650,000 and annual non-equity incentive target equal to $650,000.

(2)	Assumes Ms. Bachelder’s severance benefit triggered upon a change in control meeting her employment agreement criteria for payment of a severance benefit or upon a termination without cause, is equal to 2 x base salary and 2 x annual non-equity incentive target.

(3)	Ms. Bachelder has no unvested restricted stock or restricted stock units. Assumes Ms. Bachelder’s unvested time based stock options would accelerate and vest upon a change in control or upon a termination without cause. Pursuant to the terms of Ms. Bachelder’s employment agreement, there is no acceleration of the 200,000 performance stock options with vesting conditions upon certain performance metrics. Ms. Bachelder’s stock options have option exercise prices greater than the value of our closing stock price on December 28, 2008 of $4.37, therefore no value is attributable to the options.

(4)	Upon a termination without cause, the Company would provide outplacement services for a period of 6 months.

(5)	Assumes Ms. Bachelder’s death or disability occurred on December 28, 2008. In such event, Ms. Bachelder or her estate, as the case may be, would be entitled to receive 1 x her annual non-equity incentive target.

RALPH BOWER

		Termination
	Change in	Without
	Control	Cause	Death(5)	Disability(5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)	—	275,000	—	—
Short Term Incentives(2)	—	165,000	165,000	165,000
Stock Options
Unvested and accelerated(3)	0	—	—	—
Stock Awards
Unvested and accelerated(3)	50,255	—	—	—
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

Total:	50,255	444,500	165,000	165,000

(1)	For purposes of this table, we assumed Mr. Bower’s compensation is as follows on the date of termination or change in control: base salary equal to $275,000 and annual non-equity incentive target equal to $165,000.

(2)	Assumes that upon a termination without cause, Mr. Bower ’s severance benefit equal to 1 x base salary and 1 x annual non-equity incentive target.

(3)	Assumes Mr. Bower’s unvested stock options and restricted stock shares would accelerate and vest upon a change in control. Mr. Bower’s stock options have option exercise prices greater than the value of our closing stock price on December 28, 2008 of $4.37, therefore no value is attributable to the options. For purposes of this table, it is assumed that all of Mr. Bower’s restricted stock shares would accelerate as of December 28, 2008.

(4)	Upon a termination without cause, we would provide outplacement services for a period of 6 months.

(5)	Assumes Mr. Bower’s death or disability occurred on December 28, 2008. In such event, Mr. Bower or his estate, as the case may be, would be entitled to receive 1 x his annual non-equity incentive target.

H. MELVILLE HOPE, III

		Termination
	Change in	Without
	Control	Cause	Death(5)	Disability(5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)	290,000	290,000	—	—
Short Term Incentives(2)	159,500	159,500	159,500	159,500
Stock Options
Unvested and accelerated(3)	—	—	—	—
Stock Awards
Unvested and accelerated(3)	50,255	50,255	—	—
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

Total:	499,755	504,255	159,500	159,500

(1)	For purposes of this table, we assumed Mr. Hope’s compensation is as follows on the date of termination or change in control: base salary equal to $290,000 and annual non-equity incentive target equal to $159,500.

(2)	Assumes Mr. Hope’s severance benefit triggered upon a change in control meeting his employment agreement criteria for payment of a severance benefit or upon a termination without cause, is equal to 1 x base salary and 1 x annual non-equity incentive target.

(3)	Mr. Hope has no unvested stock options. Assumes Mr. Hope’s unvested restricted stock shares would accelerate and vest upon a change in control or upon a termination without cause. For purposes of this table, it is assumed that all of Mr. Hope’s restricted stock shares would accelerate as of December 28, 2008. Our closing stock price on December 28, 2008 was $4.37.

(4)	Upon a termination without cause, we would provide outplacement services for a period of 6 months.

(5)	Assumes Mr. Hope’s death or disability occurred on December 28, 2008. In such event, Mr. Hope or his estate, as the case may be, would be entitled to receive 1 x his annual non-equity incentive target.

HAROLD M. COHEN

		Termination
	Change in	Without
	Control	Cause	Death(5)	Disability(5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)	560,000	560,000	—	—
Short Term Incentives(2)	308,000	308,000	154,000	154,000
Stock Options
Unvested and accelerated(3)	—	—	—	—
Stock Awards
Unvested and accelerated(3)	50,255	50,255	—	—
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

Total:	918,255	922,755	154,000	154,000

(1)	For purposes of this table, we assumed Mr. Cohen’s compensation is as follows on the date of termination or change in control: base salary equal to $280,000 and annual non-equity incentive target equal to $154,000.

(2)	Assumes Mr. Cohen’s severance benefit triggered upon a change in control meeting his employment agreement criteria for payment of a severance benefit or upon a termination without cause, is equal to 2 x base salary and 2 x annual non-equity incentive target.

(3)	Mr. Cohen has no unvested stock options. Assumes Mr. Cohen’s unvested restricted stock shares would accelerate and vest upon a change in control or upon a termination without cause. For purposes of this table, it is assumed that all of Mr. Cohen’s restricted stock shares would accelerate as of December 28, 2008. Our closing stock price on December 28, 2008 was $4.37.

(4)	Upon a termination without cause, we would provide outplacement services for a period of 6 months.

(5)	Assumes Mr. Cohen’s death or disability occurred on December 28, 2008. In such event, Mr. Cohen or his estate, as the case may be, would be entitled to receive 1 x his annual non-equity incentive target.

RICHARD H. LYNCH

		Termination
	Change in	Without
	Control	Cause	Death(5)	Disability(5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)	300,000	300,000	—	—
Short Term Incentives(2)	180,000	180,000	180,000	180,000
Stock Options
Unvested and accelerated(3)	0	0	—	—
Stock Awards
Unvested and accelerated(3)	50,255	50,255	—	—
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

Total:	530,255	534,755	180,000	180,000

(1)	For purposes of this table, we assumed Mr. Lynch’s compensation is as follows on the date of termination or change in control: base salary equal to $300,000 and annual non-equity incentive target equal to $180,000.

(2)	Assumes Mr. Lynch’s severance benefit triggered upon a change in control meeting his employment agreement criteria for payment of a severance benefit or upon a termination without cause, is equal to 1 x base salary and 1 x annual non-equity incentive target.

(3)	Assumes Mr. Lynch’s unvested stock options and restricted stock shares would accelerate and vest upon a change in control or a termination without cause. Mr. Lynch’s stock options have option exercise prices greater than the value of our closing stock price on December 28, 2008 of $4.37, therefore no value is attributable to the options. For purposes of this table, it is assumed that all of Mr. Lynch’s restricted stock shares would accelerate as of December 28, 2008.

(4)	Upon a termination without cause, we would provide outplacement services for a period of 6 months.

(5)	Assumes Mr. Lynch’s death or disability occurred on December 28, 2008. In such an event, Mr. Lynch or his estate, as the case may be, would be entitled to receive 1 x his annual non-equity incentive target.

DIRECTOR COMPENSATION FOR 2008

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Board of Directors considers the significant amount of time that Directors expend in fulfilling their duties to us as well as the experience and skills of the Board member.

Upon election to the Board at our annual meeting of shareholders, members of the Board (other than the Chairman of the Board) who are not our employees receive an annual cash retainer of $45,000. The Chairman of the Board receives an annual cash retainer of $150,000. The Director who serves as chair of the Audit Committee receives $10,000 annually in addition to the annual cash retainer. The Directors who serve as chairs of the Corporate Governance and Nominating Committee and People Services (Compensation) Committee each receive $5,000 annually in addition to the annual cash retainer. Additionally, all members of the Board of Directors receive an annual grant of restricted stock units of our common stock equal in value to the amount of $50,000 as of the date of the grant.

Cheryl A. Bachelder receives no additional compensation for serving as a member of the Board of Directors. Ms. Bachelder’s compensation as CEO and President can be found in the Summary Compensation Table above.

The following table includes information regarding the compensation paid to our non-employee Directors:

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)

Victor Arias, Jr.	50,000	45,078	26,911	121,989
Carolyn Hogan Byrd	55,000	45,078	26,911	126,989
John M. Cranor, III	150,000	45,078	—	195,078
John F. Hoffner	45,000	45,078	—	90,078
R. William Ide, III	50,000	45,078	26,911	121,989
Kelvin J. Pennington	45,000	45,078	26,911	116,989

(1)	The amounts shown in this column include annual cash retainers and committee chairmanship fees.

(2)	The amounts shown in this column reflect a portion of the fair value of restricted stock unit awards expensed in 2008 representing earned compensation for the fiscal year ended December 28, 2008 as reflected in our financial statements utilizing SFAS 123(R). See Note 2 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 28, 2008 regarding assumptions underlying valuation of equity awards.

(3)	The amounts shown in this column reflect a portion of the fair value of stock option awards from prior years representing earned compensation for the Company’s fiscal year ended December 28, 2008 as reflected in our financial statements utilizing SFAS 123(R). See Note 2 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 28, 2008 regarding assumptions underlying valuation of equity awards.

(4)	The following table reflects the common stock, stock options and restricted stock units held by our non-employee directors as of December 28, 2008:

		Vested
		Restricted	Vested
	Common	Stock Unit	Option
Name	Stock Held	Awards	Awards	Total

Victor Arias, Jr.	0	9,508	38,492	48,000
Carolyn Hogan Byrd	4,000	9,508	38,492	52,000
John M. Cranor, III	2,000	7,625	0	9,625
John F. Hoffner	0	8,671	0	8,671
R. William Ide, III	5,000	9,508	38,492	53,000
Kelvin J. Pennington	0	9,508	19,246	28,754

TOTAL:	11,000	54,328	134,722	200,050

COMPENSATION COMMITTEE REPORT

The People Services (Compensation) Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the 2009 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 28, 2008 filed with the Securities and Exchange Commission.

The People Services (Compensation) Committee

Victor Arias, Jr.
Kelvin J. Pennington
John M. Cranor, III
Carolyn Hogan Byrd

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 28, 2008.

	Number of Securities	Weighted-average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	for Future Issuance
	Outstanding Options,	Options, Warrants	Under Equity
Plan Category	Warrants and Rights	and Rights(1)	Compensation Plans

Equity compensation plans approved by security holders:
1996 Nonqualified Stock Option Plan	98,257	$14.84	0
1996 Nonqualified Performance Stock Option Plan — Executive	0	0	0
2002 Incentive Stock Plan	220,011	$11.53	0
2006 Incentive Stock Plan	578,926	$11.91	2,558,253
Equity compensation plans not approved by security holders:	0	N/A	0

Total	897,194	$12.16	2,558,253

(1)	During 2005, in connection with the declaration of a special cash dividend, our Board of Directors approved adjustments to outstanding options under our employee stock option plans. The modifications adjusted the exercise price and the number of shares associated with each employee’s outstanding stock options to preserve the value of the options after the special cash dividend. We did not recognize a change as a result of the modifications because the intrinsic value of the awards and the ratio of the exercise price to the market value per share for each award did not change.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Grant Thornton LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 27, 2009. A representative of Grant Thornton will be present at the annual meeting of shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareholders. Notwithstanding the ratification, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our shareholders.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

General

Compensation Committee Interlocks and Insider Participation

For fiscal 2008, the People Services (Compensation) Committee established the compensation for all our executive officers.

During fiscal 2008, Messrs. Arias, Cranor, Pennington and Ms. Byrd were members of the People Services (Compensation) Committee. In addition, in 2007 Ms. Bachelder was a member of our People Services (Compensation) Committee prior to becoming CEO and President. She resigned from the Committee upon her appointment as CEO and President. None of our executive officers currently serve on the compensation committee or Board of Directors of any other company of which any member of our People Services (Compensation) Committee is an executive officer.

Related Party Transactions

In accordance with our Corporate Governance and Nominating Committee charter, our Corporate Governance and Nominating Committee is responsible for assisting the Board with its responsibilities for oversight of the Company’s Honor Code, which includes policies relating to conflicts of interest. Although we have not entered into any such transactions that meet the requirements for disclosure in this proxy statement, if there were to be such a transaction, it would need to be approved by our Corporate Governance and Nominating Committee and the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during 2008, all of our directors, executive officers and greater than 10% beneficial owners complied with these requirements.

Shareholder Proposals

To be eligible to include a shareholder proposal in our proxy statement for the 2010 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the shareholder proposal on or before December 22, 2009.

Under our bylaws, a shareholder is eligible to submit a shareholder proposal outside the processes of Rule 14a-8 if the shareholder is of record based on the record date for determining shareholders entitled to vote at the annual meeting. The shareholder also must provide timely notice of the proposal to us. To be timely under our bylaws, we must receive advance notice of the proposal by January 19, 2010 (120 days before May 19, 2010, the anniversary of our 2009 Annual Meeting) or, if the 2010 Annual Meeting date is more than 30 days before or after May 19, 2010, advance notice of the proposal must be received not less than 120 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of the 2010 Annual Meeting. Any shareholder proposal notice must comply with the content and other requirements for such notices specified in our bylaws. In addition, we may exercise our discretion in voting for any proposal not submitted in accordance with our advance notice bylaws that is presented at the shareholders meeting. All written proposals should be submitted to AFC Enterprises, Inc., Attention: Corporate Secretary, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

Shareholder Communications with our Board of Directors

Our Board of Directors has adopted a formal process by which shareholders may communicate with our Board. Shareholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to the Office of General Counsel of AFC Enterprises, Inc., Attention: Board of Directors, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

General

Solicitation by Board; Expenses of Solicitation

Our Board of Directors has sent you this proxy statement and your proxy is solicited by our Board of Directors. Our directors, officers and associates may solicit proxies by telephone or in person, without additional compensation. We will pay for the expense of soliciting proxies, including the fees and expenses of brokers and other nominees who forward proxies and proxy materials to our shareholders so they can vote their shares.

Availability of Form 10-K and Annual Report to Shareholders

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers and other nominees for the benefit of their beneficial owners of record. Additional copies of this Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 (not including documents incorporated by reference), are available without charge to shareholders upon written request to AFC Enterprises, Inc., Attention: Investor Relations, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342, by calling (404) 459-4450 or on our website at www.afce.com.

c/o Stock Transfer Department
Post Office Box 105649
Atlanta, GA 30348

VOTE BY TELEPHONE

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230.

Vote 24 hours a day, 7 days a week!
If you vote by telephone or over the Internet, do not mail your proxy card.
Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AFC ENTERPRISES, INC.

The undersigned hereby appoints H. Melville Hope, III and Harold M. Cohen, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of AFC Enterprises, Inc. that the undersigned would be entitled to vote on the matters described in the accompanying Proxy Statement and Notice of 2009 Annual Shareholders Meeting, receipt of which is hereby acknowledged, and upon any other business which may properly come before the Annual Meeting to be held at the Hilton Garden Inn Atlanta Perimeter in Atlanta, Georgia, on Tuesday, May 19, 2009 at 8:30 a.m., local time, or any adjournment thereof. This proxy, if properly executed and delivered, will revoke all prior proxies.

Dated:           , 2009

Signature

Signature

Please sign EXACTLY as your name(s) appears hereon. If shares are held jointly, each joint owner should sign. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the shareholder is a corporation or partnership, please sign the full corporate or partnership name by a duly authorized person.

IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, PLEASE SIGN, DATE AND MAIL
THIS PROXY CARD IN THE
ACCOMPANYING ENVELOPE.

2009 Annual Shareholders Meeting
Admission Card
You should bring this Admission Card to the Annual Meeting to be admitted.
Only the shareholder whose name appears on this card will be admitted.
Due to space limitation, admission to the meeting will be on a first-come, first-served basis.
Registration will begin at 8:00 A.M.
Tuesday, May 19, 2009, 8:30 A.M. Local Time
Hilton Garden Inn Atlanta Perimeter
150 Lake Hearn Drive
Atlanta, Georgia 30319

If you plan to attend the Annual Meeting, detach here and bring your Admission Card to the Meeting.

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.
Please fold and detach card at perforation before mailing.

AFC ENTERPRISES, INC.	PROXY

The proxies shall vote subject to the directions indicated on this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting or any adjournment thereof. The proxies will vote as the Board of Directors recommends where a choice has not been specified. If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The proxies cannot vote your shares unless you sign, date and return this proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1.

1.	Election of Directors.

(1) Victor Arias, Jr.	(2) Cheryl A. Bachelder	(3) Carolyn Hogan Byrd
(4) John M. Cranor, III	(5) John F. Hoffner	(6) R. William Ide, III
(7) Kelvin J. Pennington

☐ FOR ALL	☐ WITHHOLD AUTHORITY to vote for all nominees listed above
☐ FOR ALL EXCEPT

(INSTRUCTIONS: To withhold authority to vote for one or more nominee(s), mark “For All Except” and write the nominee’s name on the space provided below.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

2. Ratification of the appointment of Grant Thornton LLP as AFC’s independent registered public accounting firm for the year ending December 27, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. To transact other business properly coming before the meeting or any adjournment thereof.
                 (Continued and to be dated and signed on reverse side)